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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 13, 2001

                             TEJAS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           Texas                          000-24023                75-1950688
(State or other Jurisdiction      (Commission File Number)      (I.R.S. Employer
      of Incorporation)                                          Identification
                                                                     Number)


                          905 South Fillmore, Suite 701
                              Amarillo, Texas 79101
                    (Address of principal executive offices)

                                 (806) 373-7900

              (Registrant"s telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)
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

Item 5. Other Events.

     On December 13, 2001, Tejas Bancshares, Inc., Amarillo, Texas ("Tejas"), the holding company for The First National Bank of Amarillo, entered into an Agreement and Plan of Reorganization with Wells Fargo & Company ("Wells Fargo") providing for the merger of a wholly owned subsidiary of Wells Fargo with and into Tejas. As a result of the merger, Wells Fargo will exchange shares of its common stock having a value of approximately $82.5 million (based on the number of shares of Tejas common stock currently outstanding) for 100% of the outstanding shares of Tejas, and Tejas will become a wholly owned subsidiary of Wells Fargo.

     Consummation of the merger is subject to the satisfaction of various conditions, including approval of the merger and the Agreement and Plan of Reorganization by the shareholders of Tejas, receipt of all requisite governmental and regulatory approvals, including approval of the Board of Governors of the Federal Reserve System, and certain other customary conditions.

     Additional information regarding the merger is set forth in the Press Release of Tejas and Wells Fargo and the Agreement and Plan of Reorganization, copies of which are filed with this Report and incorporated herein by reference.


Item 7. Financial Statements and Exhibits.

          (c)  Exhibits.

               The following exhibits are furnished in accordance with Item 601 of Regulation S-K:

               Exhibit No.                        Description

               Exhibit 2.1 Agreement and Plan of Reorganization, dated December 13, 2001, by and between Tejas Bancshares, Inc. and Wells Fargo & Company.

               Exhibit 99.1 Press Release, dated December 13, 2001, titled, "Wells Fargo Agrees to Acquire Tejas Bancshares, Inc."

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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       TEJAS BANCSHARES, INC.
                                       (Registrant)


Date: December 17, 2001                By: /s/ Jack Hall
                                           ------------------------------------
                                       Name:  Jack Hall
                                       Title: Principal Financial Officer and
                                              Principal Accounting Officer